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Exhibit 11.1

                        STATEMENT REGARDING COMPUTATION
                             OF PER SHARE EARNINGS

                                                     Three months ended December 31,           Year ended December 31,
                                                     -------------------------------        ------------------------------
                                                         1995               1994                1995                1994
                                                         ----               ----                ----                ----
 Net income per share:
   Weighted-average shares outstanding                1,407,688           1,407,688          1,407,688            1,407,688
                                                     ==========          ==========         ==========           ==========
   Net income per share                                    $.64                $.52              $1.49                $1.37
                                                     ==========          ==========         ==========           ==========

 Primary earnings per share:                          1,407,688           1,407,688          1,407,688            1,407,688
   Weighted-average shares outstanding                  463,235                  --            463,235                   --
   Dilutive warrants                                     41,225                  --             41,225                   --
   Dilutive stock options                              (281,538)                 --           (281,538)                  --
                                                     ----------          ----------         ----------           ----------
   Repurchased under treasury stock method(1)         1,630,610           1,407,688          1,630,610            1,407,688
                                                     ==========          ==========         ==========           ==========

 Net income                                          $  894,000            $456,000         $2,101,000           $1,928,000
 Imputed interest income under the
   treasury stock method (net of tax)                    16,259                  --             68,211                   --
                                                     ----------          ----------         ----------           ----------
 Imputed net income                                  $  910,259          $       --         $2,169,211           $       --
                                                     ==========          ==========         ==========           ==========
 Net income per share                                      $.56                $.32              $1.33                $1.37
                                                     ==========          ==========         ==========           ==========

(1) Dilutive warrants and options calculated up to 20% of total shares outstanding in the applicable periods.


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